SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials [ ] Soliciting Material pursuant to rule 14a-11(c) or Rule 14a-12

                           THE COLEMAN COMPANY, INC.

 .......................................................................
            (Name of Registrant as Specified In Its Charter)

 .......................................................................
               (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
[  ]  Fee computed on table below per Exchange Act Rules
      14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which
          transaction applies:
 .......................................................................
      2)  Aggregate number of securities to which
transaction applies:
 .......................................................................
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
 ........................................................................
      4)  Proposed maximum aggregate value of transaction:
 ........................................................................
      5)  Total fee paid:
 ........................................................................
[ ]   Fee paid previously with preliminary materials
[ ]   Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:
      ...............................................
      2)  Form, Schedule or Registration Statement No.:
      ...............................................
      3)  Filing Party:
      ...............................................
      4)  Date Filed:
      ...............................................




------------------------------------------------------------------------
                                          1767 Denver West Boulevard
                                          Golden, Colorado 80401
                                          (303)202-2400

March 31, 1997



To Our Shareholders:

You are cordially invited to attend the 1997 Annual Meeting of Shareholders of The Coleman Company, Inc. to be held at The Westin Hotel, 1672 Lawrence Street, Denver, Colorado 80202 on Tuesday, May 13, 1997 at 9:30 a.m. (Mountain Daylight Time).

The business of the meeting will be to elect directors, to ratify the appointment of Ernst & Young LLP as the independent certified public accountants, to consider a proposal to ratify and adopt The Coleman Company, Inc. Executive Annual Incentive Plan, to consider a proposal to amend The Coleman Company, Inc. 1993 Stock Option Plan, and such other business that may properly come before the meeting. Information on these business matters may be found in the accompanying Proxy Statement.

We hope you can attend the meeting, but recognize that many shareholders may be unable to attend. For shareholders who cannot attend the meeting, we have enclosed a proxy card which will enable you to vote your shares on the business matters to be considered at the annual meeting. All you need to do is mark the proxy card to indicate your vote, date and sign the proxy card, and return it in the enclosed postage-paid envelope as soon as possible. If you wish to vote in accordance with management's recommendations, you need not mark your votes on the proxy card but need only to sign, date and return it in the enclosed postage-paid envelope.

Sincerely,

/s/ Jerry W. Levin

Jerry W. Levin
Chairman and
Acting Chief Executive Officer



                        THE COLEMAN COMPANY, INC.

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of
The Coleman Company, Inc.

      You are hereby notified that the Annual Meeting of Shareholders of The Coleman Company, Inc. (the "Company"), a Delaware corporation, will be held on Tuesday, May 13, 1997 at 9:30 a.m. (Mountain Daylight Time) at The Westin Hotel, 1672 Lawrence Street, Denver, Colorado 80202, for the following purposes:

      1. To elect all the members of the Company's Board of Directors to serve until the Company's next annual meeting and until such directors' successors are elected and shall have qualified;

      2. To ratify the appointment of Ernst & Young LLP as the independent certified public accountants for the Company for 1997;

      3. To consider a proposal to ratify and adopt The Coleman Company, Inc. Executive Annual Incentive Plan;

      4. To consider a proposal to amend The Coleman Company, Inc. 1993 Stock Option Plan; and

      5. To transact such other business that may properly come before the meeting or any adjournments thereof.

      A proxy statement describing the matters to be considered at the annual meeting is attached to this Notice. Only shareholders of record at the close of business on March 18, 1997 (the "Record Date") are entitled to notice of, and to vote at, the annual meeting and any adjournments thereof.

      To ensure your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope, whether or not you plan to attend the meeting.

                      By order of the Board of Directors

                                    /s/ Barbara L. Allen

                                    Barbara L. Allen
                                    Assistant Secretary

March 31, 1997

PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. THIS WILL ENSURE YOUR SHARES ARE VOTED IN ACCORDANCE WITH YOUR WISHES.




                        THE COLEMAN COMPANY, INC.
                  ------------------------------------
                             PROXY STATEMENT

                      ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD MAY 13, 1997

                  ------------------------------------

      This Proxy Statement is being furnished by The Coleman Company, Inc. (the "Company"), a Delaware corporation, to its shareholders in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the Annual Meeting of Shareholders to be held on May 13, 1997 (and at any adjournments thereof), for the purpose of considering and voting upon the matters set forth in the accompanying Notice of the Annual Meeting. This Proxy Statement and the accompanying form of proxy are being released to the shareholders of the Company on or about March 31, 1997.

SOLICITATION AND VOTING OF PROXIES; REVOCATION

      All shares represented by properly-executed proxies will, unless such proxies have been previously revoked, be voted at the Annual Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted as recommended by the Board. The Company has no knowledge of any other matters to be brought before the meeting. However, if any other matters are properly presented before the Annual Meeting for action, it is intended that the persons named on the proxy card and acting thereunder will vote in accordance with their best judgment on such matters. A shareholder executing and returning a proxy has the power to revoke it at any time before it is voted by providing written notice of such revocation to the Secretary of the Company at the address shown on the accompanying letter from the Chairman of the Board.

      The Company will bear the costs of its solicitation of proxies. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telegram and telefax by directors, officers and employees of the Company. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of stock and the Company may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in handling proxy materials for beneficial owners.

RECORD DATE; REQUIRED VOTE

      The close of business on March 18, 1997, has been fixed as the Record Date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. As of the Record Date there were 53,241,430 shares of Common Stock of the Company outstanding. There were no treasury shares on the Record Date. On the Record Date, Ronald O. Perelman, a director of the Company, through MacAndrews & Forbes Holdings Inc. ("M&F Holdings"), a corporation wholly-owned through Mafco Holdings Inc. ("Mafco" and, together with M&F Holdings, "MacAndrews & Forbes"), beneficially owned 44,067,520 shares of Common Stock, representing approximately 82.8% of the outstanding shares. MacAndrews & Forbes has notified the Company that it intends to vote for Proposals 1, 2, 3, and 4.

      Holders of shares of Common Stock are entitled to one vote for each share registered in their respective names. Cumulative voting is not permitted. Unless the shareholder specifies otherwise, the persons named on the proxy card will vote all shares for the Board's nominees for directors.

                          (1)  ELECTION OF DIRECTORS

      The Board has been informed that all persons listed below are willing to serve as directors, but if any of them should decline or be unable to act as a director, the individuals named on the proxy card will vote for the election of such other person or persons as they, in their discretion, may choose. The Board has no reason to believe that any such nominees will be unable or unwilling to serve. All nominees, if elected, are expected to serve until the next annual meeting.

      The proxies will be voted FOR the election of nominees listed below. Directors will be elected by a plurality of the votes cast in the election of directors. Under applicable Delaware law, in tabulating the vote, broker non-votes will be disregarded and will have no effect on the outcome of the vote.

      THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE LISTED NOMINEES FOR DIRECTOR.

NOMINEES FOR ELECTION AS DIRECTORS

      The name, age, principal occupation for the last five years, selected biographical information, and period of service as a director of the Company of each nominee are set forth below.

      RONALD O. PERELMAN (54), a director of the Company since 1989, has been Chairman of the Board and Chief Executive Officer of Mafco Holdings Inc., MacAndrews & Forbes Holdings Inc. and various affiliates since 1980. Mr. Perelman also is Chairman of the Board of Andrews Group Incorporated, Consolidated Cigar Holdings Inc., Mafco Consolidated Group Inc., Meridian Sports Incorporated ("Meridian"), and Power Control Technologies Inc. Mr. Perelman is Chairman of the Executive Committees of the Boards of Marvel Entertainment Group, Inc., Revlon Consumer Products Corporation ("Revlon Products") and Revlon, Inc. ("Revlon"). Mr. Perelman is a director of the following corporations which file reports pursuant to the Securities Exchange Act of 1934: Andrews Group Incorporated, California Federal Bank, a Federal Savings Bank, The Coleman Company, Inc., Coleman Holdings Inc. ("Coleman Holdings"), Coleman Worldwide Corporation ("Coleman Worldwide"), Consolidated Cigar Corporation, Consolidated Cigar Holdings Inc., First Nationwide Holdings Inc., First Nationwide (Parent) Holdings Inc., Mafco Consolidated Group Inc., Marvel Entertainment Group, Inc., Marvel Holdings Inc., Marvel (Parent) Holdings Inc., Marvel III Holdings Inc., Meridian, Power Control Technologies Inc., Pneumo Abex Corporation, Revlon Products, Revlon, Revlon Worldwide Corporation, and Toy Biz, Inc. (On December 27, 1996, Marvel Holdings Inc., Marvel (Parent) Holdings Inc., Marvel III Holdings Inc. and Marvel Entertainment Group, Inc., and several of their subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.)

      DONALD G. DRAPKIN (48), a director of the Company since 1989, has been a director and Vice Chairman of Mafco Holdings Inc., MacAndrews & Forbes Holdings Inc. and various affiliates since 1987. Mr. Drapkin was a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom in New York for more than five years prior to 1987. Mr. Drapkin also is a director of the following corporations which file reports pursuant to the Securities Exchange Act of 1934: Andrews Group Incorporated, The Coleman Company, Inc., Coleman Holdings, Coleman Worldwide, Consolidated Cigar Corporation, Consolidated Cigar Holdings Inc., Marvel Entertainment Group, Inc., Marvel Holdings Inc., Marvel (Parent) Holdings Inc., Marvel III Holdings Inc., Revlon Products, Revlon, Revlon Worldwide Corporation, Toy Biz, Inc., Algos Pharmaceutical Corporation and VIMRx Pharmaceuticals Inc. (On December 27, 1996, Marvel Holdings Inc., Marvel (Parent) Holdings Inc., Marvel III Holdings Inc. and Marvel Entertainment Group, Inc., and several of their subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.)

      LAWRENCE M. JONES (65) has been a director of the Company since 1989. Mr. Jones was Chairman and Chief Executive Officer from October 1990 to December 1993 and has been associated with the Company for more than 35 years, including serving as President and Chief Executive Officer from July 1989 to September 1990. Prior to rejoining the Company in 1989, Mr. Jones was Vice Chairman and Chief Financial Officer of Fleming Companies, Inc. (distributor of food products, health and beauty items) from December 1987 to June 1989. Mr. Jones is presently Chairman of Rollerblade, Inc., and a director of Union Pacific Resources. He was also a director of Fourth Financial Corporation until January 1996, of Fleming Companies, Inc. until December 1996, and Chairman of Prince Sports Group, Inc. until March 1997.

      ROBERT J. LANIGAN (68) has been a director of the Company since February 1995. Mr. Lanigan is also a director of The Dun & Bradstreet Corporation, Sonat, Inc., Transocean Offshore, Inc., Chrysler
Corporation, Cognizant Corporation, and Owens-Illinois, Inc. From 1984 to 1990, Mr. Lanigan was Chairman and Chief Executive Officer of
Owens-Illinois, Inc., and served as Chairman from 1990 to 1991.

      JERRY W. LEVIN (52) has been Chairman and acting Chief Executive Officer of the Company since February 1997, and a past Chairman of the Company from 1989 to 1991, and a director since 1989. Mr. Levin has been Chairman of the Board of Revlon and of Revlon Products since their respective formations in 1992. Mr. Levin served as Chief Executive Officer of Revlon and of Revlon Products from 1992 until January 1997, and President of Revlon and of Revlon Products from their respective formations in 1992 to November 1995. He has been the President and a director of Revlon Holdings Inc. since 1991 and Chief Executive Officer since March 1992. Mr. Levin has been Executive Vice President of MacAndrews and Forbes Holdings Inc. since March 1989. For 15 years prior to joining MacAndrews and Forbes Holdings Inc. he held various senior positions with The Pillsbury Company. Mr. Levin is a Director of the following corporations which file reports pursuant to the Securities Exchange Act of 1934: The Coleman Company, Inc., Coleman Holdings, Coleman Worldwide, Ecolab Inc., First Bank System, Inc., Meridian Sports Incorporated, Revlon Products, and Revlon Worldwide Corporation.

      ROBERT S. MILLER (55) has been a director of the Company since July 1994. Mr. Miller has been Vice President, Treasurer and a director of Moore Mill & Lumber Co. (a closely-held family timber business) since January 1993. He was a Senior Partner at James D. Wolfensohn Inc. during 1992. From 1979 to 1992, Mr. Miller held various executive positions at Chrysler Corporation, including Vice Chairman of the Board of Directors and Chief Financial Officer. Mr. Miller is a director of Federal Mogul Corp. (an auto parts manufacturer), Fluke Corp. (an electronic test and measurement equipment manufacturer), Pope & Talbot Inc. (a forest products company), and Symantec (a personal computer software company). Mr. Miller is also Vice Chairman of the Board of Morrison Knudsen, Inc. (an engineering and construction company).

      JOHN A. MORAN (64) has been a director of the Company since July 1996. Mr. Moran currently serves as Chairman of Rutherford-Moran Oil Corporation. From 1967, Mr. Moran was affiliated with Dyson-Kissner-Moran Corporation, a private holding company, serving in various executive positions including Chairman of the Board, President and Chief Executive Officer, and Executive Vice President. He is a director of Bessemer Securities Corporation. He is a member and former Chairman of the National Advisory Council of the University of Utah, as well as a member of World Presidents Organization, the Chief Executives Organization and The Foreign Policy Association. He is a former director of the United Nations Association and trustee of the Brooklyn Museum.

      BRUCE SLOVIN (61), a director of the Company since 1993, has been President of Mafco Holdings Inc., MacAndrews & Forbes Holdings Inc., and various affiliates since 1980. Mr. Slovin is a director of the following corporations which file reports pursuant to the Securities Exchange Act of 1934: Andrews Group Incorporated, Cantel Industries, Inc., The Coleman Company, Inc., Coleman Holdings, Coleman Worldwide, Continental Health Affiliates, Inc., Infu-tech, Inc., Meridian Sports Incorporated, and Power Control Technologies Inc.

      WILLIAM H. SPOOR (74) has been a director of the Company since May 1992. Mr. Spoor retired in September 1985 as Chairman and Chief Executive Officer of Pillsbury after 14 years in that position and 36 years with Pillsbury. He returned to Pillsbury as Chairman of the Executive Committee in September 1987, and resumed as Chairman, Chief Executive Officer and President of Pillsbury in March 1988, from which he retired in August 1988. Mr. Spoor now serves as Chairman Emeritus of Pillsbury, and is in the business of personal investments. He is a director of L & L Holdings and Inner City Tennis.

BOARD OF DIRECTORS AND ITS COMMITTEES

      During 1996, the Board met three times. The average attendance of all directors at Board and Committee meetings during 1996 was 96%. During 1996, Mr. Drapkin missed one of the three board meetings held.

      The Committees established by the Board to assist it in the discharge of its responsibilities are the Executive Committee, the Audit Committee, and the Management Compensation and Stock Option Committee, all of which are described below. The Company does not have a Nominating Committee.

      The Executive Committee consists of four members, Messrs. Perelman, Drapkin, Levin, and Slovin. The Executive Committee is authorized and empowered to act on behalf of and in place of the Board of Directors to exercise all the power and authority of the Board of Directors consistent with the Certificate of Incorporation and Bylaws of the Company and the General Corporation Law of the State of Delaware. The Executive Committee took action by unanimous written consent 18 times during 1996, and did not meet during 1996.

      The Audit Committee consists of four members, Messrs. Haines, Jones, Moran and Spoor, all of whom are directors who are not receiving compensation as employees of the Company or its affiliates. The Audit Committee provides assistance to the Board in fulfilling its responsibilities to the shareholders, potential shareholders, and the investment community relating to corporate accounting and reporting practices, and the quality and integrity of the financial reports. In carrying out these responsibilities, the Audit Committee reviews and recommends the selection of the Company's independent public accountants to the Board, meets with the independent public accountants and management to review proposed audits, reviews adequacy and effectiveness of accounting and financial controls of the Company, and gives recommendations for the improvement of such internal control procedures. The Audit Committee took action by unanimous written consent one time and met two times during 1996.

      The Management Compensation and Stock Option Committee (the "Compensation Committee") consists of four members, Messrs. Drapkin, Lanigan, Miller and Slovin, all of whom are outside directors who are not receiving compensation as employees of the Company, and who are ineligible to participate in any of the Company's executive compensation plans. The Compensation Committee's responsibilities include approving compensation policies and determining compensation for all of the Company's Board-elected officers, except junior officers; determining the eligibility of participants and the amount of all stock options and/or stock appreciation rights granted to any employee of the Company pursuant to the terms of the Company's stock option plans, as well as administering and interpreting those plans; and administering and overseeing The Coleman Company, Inc. Executive Annual Incentive Plan (the "Incentive Plan"). The Compensation Committee took action by unanimous written consent 10 times and met four times during 1996.

COMPENSATION OF DIRECTORS

      Directors who are not currently receiving compensation as employees of the Company or any of its affiliates are paid an annual $25,000 retainer fee plus reasonable out-of-pocket expenses incurred in connection with Company business. In addition, such directors receive a fee of $1,000 for each meeting of the Board of Directors or any committee meeting that they attend.



                      EXECUTIVE OFFICERS AND MANAGEMENT

      The following table sets forth as of the date hereof the executive officers of the Company.

            Name                    Position

Officers:   Jerry W. Levin          Chairman and Acting Chief Executive
                                    Officer
           Gerald E. Brown          Executive Vice President (President -
                                    Coleman Powermate)
           Mark Goldman             Executive Vice President (President -
                                    Eastpak)
           Steven F. Kaplan         Executive Vice President and Chief
                                    Financial Officer
           Patrick McEvoy           Executive Vice President (President -
                                    Coleman Safety & Security Products,
                                    Inc.)
           Larry E. Sanford         Executive Vice President - Law,
                                    Administration and Development, and
                                    Corporate Secretary
           David K. Stearns         Executive Vice President
           Frederik B. van          Executive Vice President (President -
             den Bergh              Coleman International)
           H. MacGregor Clarke      Vice President and Treasurer
           Michael A. Zawalski      Vice President - Finance
           Lynn E. Feldkamp         Controller

      The following sets forth the age, position with the Company, and selected biographical information for the executive officers of the Company who are not directors.

      Gerald E. Brown (49) has been Executive Vice President since July 1994, and a Vice President of the Company from 1993 to July 1994. He has been Chairman of the Board and President of Coleman Powermate, Inc. since November 1990. He joined Coleman Powermate, Inc. in 1974, became Vice President of Sales and Marketing in 1987, and President in 1989.

      Mark Goldman (42) has been Executive Vice President since April 1995 and President of Eastpak since November 1994. He joined Eastpak in 1976.

      Steven F. Kaplan (41) joined the Company in August 1996 as Executive Vice President and Chief Financial Officer. From 1993 to 1996, Mr. Kaplan was an independent management consultant and financial advisor. During 1994, Mr. Kaplan served as Chief Financial Officer of Marcam Corporation. From 1987 to 1992, Mr. Kaplan held various positions with AM International, Inc., including Executive Vice President, Chief Financial Officer and Chief Strategic Officer; Senior Vice President, Chief Strategic Officer; and President of Harris Graphics (a division of AM International, Inc.), and served as a member of the Board of Directors of AM International, Inc. from 1991 to 1992. Prior to joining AM International, Inc., Mr. Kaplan was Vice President and Partner of the Boston Consulting Group, Inc. Mr. Kaplan is currently a member of the Board of Directors of Kurzweil Applied Intelligence, Inc.

      Patrick McEvoy (46) has been Executive Vice President since March 1996 and President of Coleman Safety & Security Products, Inc. since January 1996. He joined Coleman in April 1994 as the Senior Vice
President of Production, Development and Operations for the Company's North American Recreation business unit.

      Larry E. Sanford (50) has been Executive Vice President and Corporate Secretary since July 1994, and Senior Vice President - Legal Affairs and Corporate Secretary from 1989 to July 1994. He joined the Company in 1984 and was named Director of the Legal Department in 1985, and will be terminating his positions effective April 1, 1997.

      David K. Stearns (49) has been Executive Vice President since January 1995, and Senior Vice President - Marketing from October 1991 to January 1995. He joined the Company in 1976 and has served in various positions, including Vice President/General Manager - Import Division from 1985 to 1990.

      Frederik B. van den Bergh (51) has been an Executive Vice President of the Company since May 1996. From 1986 to 1992, he was the Regional Director/Southern Europe and Vice President and a member of the European Board of Black & Decker - Europe. From 1992 to 1996, Mr. van den Bergh worked for Braun A.G. (A Gillette company) as a member of the management board in charge of Sales and Marketing.

      H. MacGregor Clarke (36) joined Coleman as Vice President and Treasurer in March 1996. He held various financial positions with PepsiCo., Inc. from 1989 to 1996.

      Michael A. Zawalski (37) joined Coleman in February 1996 as Vice President - Finance. From 1987 through 1996, he held various positions with The Quaker Oats Co., including Vice President, General Manager, and Director of Finance-Breakfast Division.

      Lynn E. Feldkamp (41) has been Controller since May 1987. He joined the Company in 1980 and has served as Tax Manager and Assistant
Controller.

All of the executive officers serve at the pleasure of the Board.



                        SUMMARY COMPENSATION TABLE

      The following table sets forth information concerning annual, long term and other compensation of the Company's former Chief Executive Officer and the next four most highly-compensated executive officers.

                                                                                Long Term Compensation
                                                                                -----------------------
                                      Annual Compensation                   Awards             Payouts
                          ------------------------------------------   ----------------     ---------------
       Name and                                                         Securities                    All Other
       Principal                                       Other Annual     Underlying        LTIP         Compen-
       Position           Year  Salary($)  Bonus ($)  Compensation($)  Options/SARs(#)  Payouts($)    sation ($)
 ----------------------   ----  ---------  ---------  ---------------  ---------------  ---------     ---------

MICHAEL N. HAMMES         1996   625,000          0             0          80,000(3)            0         3,270(4)
Former Chairman and       1995   600,000   891,103(1)     163,590(2)      100,000(3)            0         3,117
Former Chief              1994   600,000   900,000(1)      94,238(2)      200,000(3)            0           304
Executive Officer

FREDERIK B. VAN DEN       1996   333,333   233,333(1)     204,266(2)      130,000(3)            0         2,124(4)
BERGH
Executive Vice
President

FREDERICK J. FRITZ        1996   255,208          0             0          10,000(3)            0           248(4)
Former Executive Vice     1995   236,859    278,005        61,082(2)      120,000(3)            0           985
President

MARK GOLDMAN              1996   250,000          0             0               0               0         4,270(4)
Executive Vice            1995   250,000          0             0          20,000(3)            0         4,492
President                 1994    43,346          0         7,885(2)            0               0             0

GERALD E. BROWN           1996   225,000          0        45,877(2)            0               0         4,834(4)
Executive Vice            1995   225,000    100,000        96,568(2)       20,000(3)            0         4,704
President                 1994   218,750    262,500             0          88,000(3)            0         3,188


---------------------

      (1) Bonus earned in 1995 includes $591,103 from a performance incentive plan and a $300,000 special bonus payment pursuant to Mr. Hammes' employment agreement. For 1994, bonus earned includes a $600,000 performance incentive plan payment and a $300,00 special bonus payment pursuant to Mr. Hammes' employment agreement. Mr. van den Bergh's bonus for 1996 was paid pursuant to a guaranteed incentive payment provision in his employment agreement.

     (2) Other Annual Compensation earned by Mr. van den Bergh during 1996 includes a $153,100 payment made to him to compensate him for the loss of stock option price appreciation upon leaving his former employer. Other Annual Compensation for 1995 includes relocation costs as follows: Mr. Hammes, $137,703; and Mr. Fritz, $52,127. For 1994, Other Annual Compensation includes $29,908 reimbursed to Mr. Hammes for the payment of taxes due on relocation and travel expenses, and $44,091 for costs related to travel between Wichita, Kansas and his residence; and $7,885 for Mr. Goldman's personal use of a Company vehicle. Other Annual Compensation for 1996 includes $27,996 reimbursed to Mr. Brown for the payment of taxes due on relocation, personal use of Company vehicle, and other expenses; for 1995, Other Annual Compensation includes $54,264 in relocation costs and $27,021 for country club memberships.

      (3) Share numbers have been adjusted for a two-for-one stock split on July 15, 1996.

      (4) All Other Compensation for 1996 represents the Company's matching 401(k) contributions and premiums paid for term life insurance, respectively, as follows: Mr. Hammes, $3,230 and $40; Mr. van den Bergh, $0 and $2,124; Mr. Fritz, $208 and $40; Mr. Goldman, $3,230 and $1,040;
and Mr. Brown, $4,750 and $84.



                    OPTION GRANTS IN LAST FISCAL YEAR

      The following table sets forth information concerning individual grants of stock options during 1996 to the Company's former Chief
Executive Officer and the next four most highly-compensated executive officers.

                               Individual Grants
------------------------------------------------------------------------------
                                  % of
                                 Total
                    Number of   Options
                    Securities  Granted    Exercise
                    Underlying to Employ-   or Base               Grant Date
                     Options   ees in Fis-   Price    Expiration   Present
Name                Granted(#) cal Year     ($/Sh)      Date        Value(4)
-----------------------------------------------------------------------------

Michael N. Hammes     80,000(1)   11.9%   $ 15.00   12/27/06      $256,520

Frederik B. van      100,000(2)   14.8%   $ 23.125  05/01/06      $775,326
den Bergh             30,000(2)    4.4%   $ 15.00   12/27/06       $96,195

Frederick J. Fritz    10,000(3)    1.5%   $ 15.00   12/27/06       $32,065

Mark Goldman               0       0          0          0            0

Gerald E. Brown            0       0          0          0            0


----------------------

      (1) Mr. Hammes' options were granted on December 27, 1996 pursuant to the 1996 Stock Option Plan. Pursuant to an agreement entered into with Mr. Hammes in February 1997, discussed later in this proxy statement, Mr. Hammes' options were canceled.

      (2) Mr. van den Bergh's options were granted on May 1, 1996 and December 27, 1996, respectively. The May 1, 1996 and December 27, 1996 options were granted pursuant to the 1996 Stock Option Plan. The options are exercisable in installments of 33%, 33%, and 34%, respectively. The earlier option vests on May 1, 1999, May 1, 2000, and May 1, 2001. The later option vests on December 27, 1999, December 27, 2000, and December 27, 2001, respectively.

      (3) Mr. Fritz' options were granted on December 27, 1996 pursuant to the 1996 Stock Option Plan. Pursuant to an agreement entered into with Mr. Fritz on March 15, 1997, all of Mr. Fritz' options became immediately exercisable and expire on June 15, 1997 if not exercised.

      (4) The grant date present value was estimated using the Black-Scholes option pricing model and the following weighted-average assumptions: risk-free interest rate of 6.11%, dividend yield of 0.0%, volatility of the expected market price of the Company's common stock of 20.22%, and a weighted-average expected life of the option of 5.5 years.



             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION VALUES

      The following table sets forth aggregated option exercises in the last fiscal year and fiscal year-end option values for the Company's former Chief Executive Officer and the next four most highly-compensated executive officers.

                                                                           Value of
                                                          Number of      Unexercised
                                                         Unexercised     In-the-Money
                              Shares                      Options at      Options at
                             Acquired                     FY-End (#)     FY-End ($)(1)
                                on
                             Exercise        Value       Exercisable/    Exercisable/
Name                            (#)      Realized ($)   Unexercisable   Unexercisable
--------------------------------------------------------------------------------------
Michael N. Hammes(2)            0              0           120,000/           $0/
                                                           460,000            $0

Frederik van den Bergh          0              0              0/              $0/
                                                           130,000            $0

Frederick J. Fritz(3)           0              0              0/              $0/
                                                           130,000            $0

Mark Goldman                    0              0              0/              $0/
                                                            20,000            $0

Gerry E. Brown                  0              0            15,200/           $0/
                                                           104,800            $0


---------------------

      (1) Market closing price of $13.75 per share on December 31, 1996, was used in computing year-end values.

      (2) In connection with an agreement entered into with Mr. Hammes on February 28, 1997, the Company agreed to accelerate the vesting of 280,000 stock options.

      (3) In connection with an agreement entered into with Mr. Fritz on March 15, 1997, the Company agreed to accelerate the vesting of 130,000 stock options.



       EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

      Mr. Hammes had an employment agreement with the Company which became effective January 1, 1996. The term of the agreement was for two years with automatic extensions of one year unless notice of nonrenewal was given. In February 1997, the Company and Mr. Hammes agreed to terminate the employment agreement. Pursuant to the agreement to terminate, Mr. Hammes will continue to receive his base salary and benefits for two years. The Company also has agreed to pay Mr. Hammes $450,000 in connection with the agreement to terminate and to pay an equal amount at the end of two years.

      Mr. van den Bergh has an employment agreement with the Company which became effective May 1, 1996. Under the agreement, his base salary is $500,000. He is eligible for an annual target incentive of 70% of base salary. The agreement provides for a guaranteed incentive payment of $233,333 for 1996, and $116,666 for 1997, and is for a term expiring April 30, 1998 with automatic extensions of one year provided no notice of non-renewal is given. The agreement provides for severance payments for two years based on base salary and annual target incentive, with a provision for offsets in the second year based on any earnings from any other employer. He will also be eligible to participate in the Company's welfare benefits for two years provided he is otherwise qualified.

      Mr. Fritz had an employment agreement with the Company which became effective January 20, 1995. The agreement was for a term expiring January 31, 1997 with automatic extensions of six months unless notice of non-renewal was given. In March 1997, the Company and Mr. Fritz agreed to terminate the employment agreement. Pursuant to the agreement to terminate, Mr. Fritz will continue to receive his base salary and benefits for one year.

      Mr. Goldman has two employment agreements with the Company which became effective November 1, 1994. Under the agreements, which have identical material terms, Mr. Goldman's base salary is $250,000 per year. He is eligible for a discretionary incentive payment each year. The agreements are for terms expiring December 31, 1997.

      Mr. Brown has an employment agreement with the Company which became effective January 1, 1996. Under the agreement, his base salary is $225,000. He is eligible for an annual target incentive of 70% of his base salary. The agreement is for a term expiring December 31, 1997 with automatic extensions of one year unless notice of non-renewal is given. The agreement provides for severance benefits for a period of two years, based on base salary and annual target incentive, with a provision for offsets in the second year based on any earnings from any other employer. He is also eligible for continuing employee welfare benefits for a period of two years following termination, provided he is otherwise qualified.


                     REPORT ON EXECUTIVE COMPENSATION
                      BY THE COMPENSATION COMMITTEE

THE COMMITTEE

      The Compensation Committee is comprised entirely of outside directors who are not officers or employees of the Company. The
Compensation Committee is responsible for:

o Reviewing and approving the salary and annual incentive compensation of the Company's executive officers;

o Reviewing, approving or modifying performance standards against which annual incentive compensation awards will be made for executive officers;

o Reviewing, approving or modifying annual incentive compensation awards for executive officers;

o Reviewing, approving or modifying stock option awards for all employees, including executive officers;

o Reviewing, approving or modifying supplemental benefit or compensation plans which are available to designated executives;

o Reviewing and recommending to the Board of Directors changes to current executive officer benefit plans or the adoption of new executive compensation programs requiring shareholder approval; and

o Reviewing and acting as appropriate on any other issues relating to executive compensation and brought to the Compensation Committee by the Chairman for its consideration.

      At the beginning of 1997, the Compensation Committee was composed of Messrs. Haines, Lanigan, Slovin, Spoor, and Miller. On February 11, 1997, the Compensation Committee was restructured and is currently composed of Messrs. Miller (Chairman), Drapkin, Lanigan, and Slovin.

COMPENSATION PHILOSOPHY

      In 1994, the compensation philosophy for the Company was developed and adopted. The philosophy includes the following principles:

o Support the achievement of the Company's desired financial performance and return to shareholders;

o Provide compensation that will attract and retain the required high level talent; and

o Align executive officers' interests with the Company's success by linking both annual incentive compensation and long-term incentive compensation, in the form of stock option and/or stock appreciation rights awards, with the Company's success in achieving performance goals.

      The executive compensation philosophy for the Company, as approved and adopted by the Compensation Committee, provides for an overall level of potential compensation opportunity that, if aggressive financial goals are achieved and superior shareholder returns are realized, will be at a 75th percentile level of competitiveness with consumer products companies of comparable size. To determine pay level opportunities, the Compensation Committee consulted with the firm of Towers Perrin and with the Company's officer responsible for human resources. The Compensation Committee made use of a variety of independently available compensation surveys, which provide levels of compensation data for well over one hundred companies, including many of the companies in the S&P Midcap 400 and the peer group used in the Company's performance graph shown in this proxy.

      The Compensation Committee intends to provide a median competitive level of base salary and executive benefits when compared to like-sized consumer products companies. Annual incentive and stock option opportunities are intended to be set above predicted competitive norms. Actual individual compensation levels will be greater or lesser than median competitive levels, based upon annual and long-term Company performance. The Compensation Committee, at its discretion, sets executive compensation at levels which it judges are justified by external, internal and other circumstances.

COMPLIANCE WITH FEDERAL TAX LEGISLATION

      The Omnibus Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended (the "Code"), which generally precludes the Company and other public companies from taking a tax deduction for compensation over $1 million which is not "performance-based" and is paid or otherwise taxable, to executives named in the Summary Compensation Table and employed by the Company at the end of the applicable tax year.

      The Company intends to preserve as much deduction as possible without undercutting the compensation objectives in this proxy statement and other proxy materials for the Company. To further this objective, the Board is recommending in this proxy statement and other proxy materials that the shareholders approve the Incentive Plan.

BASE COMPENSATION

      During 1996, the base compensation of each executive officer was reviewed and compared to median levels of competitiveness for similarly sized consumer products companies. The Company has moved away from the practice of annual base compensation increases for executive officers at predetermined times, and instead adjusts base compensation only as required to keep base salaries at approximately the standard described above.

ANNUAL CASH INCENTIVE COMPENSATION

      The former Chief Executive Officer and certain executive officers have been included in the Company's Executive Incentive Plan (the "Executive Incentive Plan") which was approved by shareholders in 1995. Given the Company's performance during 1996, none of the named executive officers earned an annual incentive award for 1996. However, one of the named executive officers received a guaranteed first year incentive award under the terms of his employment agreement.

      The Board of Directors is proposing in this proxy statement and related proxy materials that shareholders approve the Incentive Plan. The Incentive Plan provides for the Compensation Committee to determine the particular performance factors relative to an award under the Incentive Plan including levels above or below which awards may or may not be made. The maximum payment that can be earned to an individual participant and paid for any award period is $2,000,000.

LONG TERM INCENTIVES

      In 1996, the Compensation Committee approved an option grant to the former Chief Executive Officer for 80,000 shares at a per share exercise price of $15.00 which, on the date of grant, exceeded the fair market value per share. It also approved grants totaling in the aggregate 356,000 shares to the other 10 executive officers. The options have terms of 10 years, and vest ratably over three successive years, beginning three years following the date of grant. The Compensation Committee believes this level of option grants provides an appropriate link between the interests of executives with those of the Company's shareholders.

OTHER BENEFITS

      The Company provides medical and retirement benefits to executive officers that are generally available to Company salaried employees, including participation in medical and dental benefit plans, a qualified 401(k) employee savings plan and a qualified defined benefit retirement plan. In addition, the Company offers executive officers and other key management employees a nonqualified benefit equalization plan which is designed to make up for benefits that would otherwise be lost due to various tax limitations. The Company's benefit plans are intended to provide a median level of benefits when compared to similarly sized consumer products companies. The Company also offers executive officers certain executive perquisites which may be deemed to be a personal benefit or constitute compensation to such executive officers, including (for example) car allowances and reimbursements, and club membership dues.

      The Compensation Committee believes the executive compensation philosophy and programs are appropriate and serve the interests of the shareholders and the Company.

                   Compensation Committee:
                   ----------------------
                   Robert S. Miller, Chairman
                   Donald G. Drapkin
                   Robert J. Lanigan
                   Bruce Slovin

                      CUMULATIVE SHAREHOLDER RETURN
                            PERFORMANCE GRAPH(1)

      The graph set forth below presents a comparison of cumulative shareholder return for the Company's Common Stock since the date of the initial public offering, on an indexed basis, as compared with the S&P Midcap 400 stock index and a selected peer group of companies.

      The group of companies selected for the peer group represents a portfolio of companies which share certain characteristics considered relevant to the earnings performance and related cumulative shareholder return for the Company's Common Stock. Selection of the peer group for the performance line was impacted by the fact that many of the Company's direct competitors are privately held or are subsidiaries of much larger public companies. Selection criteria applied in formulating the group of 12 companies, each of whose stock is publicly traded, required each company to share one or more of the following characteristics representative of the Company: (a) competitors with the Company in one or more of its product lines; (b) companies which serve mass merchandisers and their customers; (c) companies offering strong brand name consumer products; and (d) companies serving recreational products consumers.

      The 12 companies selected as the peer group are as follows: Johnson Worldwide Associates, Inc.; Anthony Industries, Inc.; Huffy Corporation; Kellwood Company (parent of American Recreation Products, Inc.); Russell Corporation; Snap-on Tools Corporation; Sunbeam-Oster Company, Inc.; Brunswick Corporation; V.F. Corporation (parent of JanSport, Inc.); Newell Co.; Rubbermaid Incorporated; and Cooper Industries, Inc.


          Date                Coleman        S&PMidCap 400       Peer Group

          02/26/92            $100                $100           $100
          03/31/92             137                  96             97
          06/30/92             115                  93             86
          09/30/92             121                  97             91
          12/31/92             146                 108             95
          03/31/93             142                 112             99
          06/30/93             137                 114             91
          09/30/93             156                 120             95
          12/31/93             144                 123            102
          03/31/94             135                 118             93
          06/30/94             154                 114             94
          09/30/94             179                 122             98
          12/31/94             180                 119             95
          03/31/95             197                 128            105
          06/30/95             182                 139             97
          09/29/95             192                 153             96
          12/31/95             180                 155            101
          03/29/96             226                 165            106
          06/29/96             217                 170            109
          09/30/96             151                 174            114
          12/31/96             141                 185            118


------------------

      (1) The period covered in the performance graph commences with the date of the initial public offering which occurred on February 26, 1992.


                              PENSION PLANS

      RETIREMENT PLAN. The Company participates in the New Coleman Company, Inc. Retirement Plan for Salaried Employees (the "Salaried Pension Plan") which replaced a prior plan that was terminated on June 30, 1989. Participants in the Salaried Pension Plan include participants under the prior plan and certain salaried exempt employees who are at least 21 years old and have completed at least one year of service with the Company.

      Benefits to participants vest fully after five years of Vesting Service (as defined in the Salaried Pension Plan) and such benefits are determined primarily by a formula based on the average of the five consecutive years of greatest compensation earned during the last ten years of the participant's service to the Company, and the number of years of service attained by the individual participant. Such compensation is composed primarily of regular base salary and contributions to qualified deferred compensation plans and does not include amounts paid pursuant to the Company's annual cash incentive compensation plans. Participants make no contributions to the Salaried Pension Plan.

      EXCESS BENEFIT PLAN. The Company participates in the New Coleman Holdings Inc. Excess Benefit Plan (the "Excess Benefit Plan") for designated employees who are participants in the Salaried Pension Plan and whose retirement income from the Salaried Pension Plan in the form of payment to be made under the Salaried Pension Plan exceeds the maximum permissible under the Employee Retirement Income Security Act, as amended, and certain Internal Revenue Code provisions. The Excess Benefit Plan supplements the Salaried Pension Plan by providing additional retirement benefits to its participants in excess of the maximum amount permitted under the Salaried Pension Plan, which benefits generally are payable in conjunction with payments made under the Salaried Pension Plan. Benefits payable under the Excess Benefit Plan have been included in the estimated annual benefits payable listed on the table following discussion of the Consolidated Supplemental Retirement Plan. The Excess Benefit Plan was amended and restated effective January 1, 1995 to add a provision allowing annual cash incentive compensation plan payments to designated participants to be included as compensation in the formula used to determine benefits under the Excess Benefit Plan. Thirteen executives participated in this feature of the Excess Benefit Plan during 1996.

CONSOLIDATED SUPPLEMENTAL RETIREMENT PLAN. In addition to the obligation of the Company under the Salaried Pension Plan and the Excess Benefit Plan, the Company had committed to provide other supplemental retirement benefits for Mr. Hammes, including credit for additional years of service and certain other formula changes. Pursuant to an agreement entered into with Mr. Hammes in February 1997, discussed above, Mr. Hammes is no longer a participant in the Consolidated Supplemental Retirement Plan.

      The following table shows estimated annual benefits payable under the Salaried Pension Plan, Excess Benefit Plan and the Consolidated Supplemental Retirement Plan and reflects the straight life benefit form of payment for employees, assumes normal retirement at age 65, and reflects deductions for Social Security and other offset amounts:

                                    Estimated Annual Pension
                ----------------------------------------------------------
 Final Average   10 Years       20 Years         30 Years        35 Years
   Earnings     of Service     of Service       of Service      of Service

$   100,000   $  36,076       $ 42,152        $   48,228        $   56,266

    200,000       76,076         92,152          108,228           126,266

    300,000      116,076        142,152          168,228           196,266

    400,000      156,076        192,152          228,228           266,266

    500,000      196,076        242,152          288,228           336,266

    600,000      236,076        292,152          348,228           406,266

    700,000      276,076        342,152          408,228           476,266

    800,000      316,076        392,152          468,228           546,266

    900,000      356,076        442,152          528,228           616,266

  1,000,000      396,076        492,152          588,228           686,266

  1,100,000      436,076        542,152          648,228           756,266

  1,200,000      476,076        592,152          708,228           826,266

  1,300,000      516,076        642,152          768,228           896,266

  1,400,000      556,076        692,152          828,228           966,266

  1,500,000      596,076        742,152          888,228         1,036,266

  1,600,000      636,076        792,152          948,228         1,106,266

  1,700,000      676,076        842,152        1,008,228         1,176,266

  1,800,000      716,076        892,152        1,068,228         1,246,266


      Benefits under the Salaried Pension Plan are payable upon normal retirement at age 65, and at age 55 following vested termination, disability, and death. A participant may elect to commence early benefit payments at any time after the participant's 55th birthday or may retire with 30 years of Vesting Service at amounts reduced from those payable upon normal retirement age. As of December 31, 1996, credited years of service for each of the individuals listed on the Summary Compensation Table are as follows: Mr. Hammes, 3.3 years (plus additional years of service provided under the Consolidated Supplemental Retirement Plan, for a total of 11.3 years); Mr. van den Bergh, 8 months; Mr. Fritz, 2 years; Mr. Goldman, 3 years; and Mr. Brown, 7 years. In accordance with Mr. Hammes' agreement discussed above, Mr. Hammes will be entitled to receive a pension of $15,110 per month commencing March 1, 1999.


             SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                              AND MANAGEMENT

      The following table sets forth information concerning beneficial ownership, as of March 10, 1997, of the Company's Common Stock by its nominees for directors, Chief Executive Officer, and the next four most highly-compensated executives, and of nominees for directors and executive officers as a group.

 Name and Address             Amount and Nature of
of Beneficial Owner           Beneficial Ownership      Percent of Class
-------------------------------------------------------------------------
Ronald O. Perelman                 44,067,520(1)             82.8%
35 E. 62nd Street
New York, NY 10021

Donald G. Drapkin                      30,000(2)               *

Lawrence M. Jones                      40,512                  *

Robert J. Lanigan                      12,000                  *

Jerry W. Levin                         15,000(3)               *

Robert S. Miller                        2,000                  *

John A. Moran                          10,000                  *

Bruce Slovin                           52,600(4)               *

William H. Spoor                        2,000                  *

Frederik B. van den Bergh              11,000                  *

Frederick J. Fritz                          0                  *

Mark Goldman                                0                  *

Gerald E. Brown                        21,620(5)               *

All Nominees and Executive         44,390,114(6)            83.2%
Officers as a Group
(20 persons)

* Less than one percent

--------------------

      (1) Substantially all of the shares owned are pledged to secure obligations of Coleman Worldwide Corporation and Coleman Holdings Inc., and shares of intermediate holding companies are or from time to time may be pledged to secure obligations of MacAndrews & Forbes or its affiliates.

     (2) Includes 10,000 shares held by trusts for the benefit of Mr. Drapkin's children and as to which beneficial ownership is disclaimed.

     (3) Includes 4,000 shares owned by trusts for his children and as to which beneficial ownership is disclaimed.

     (4) Includes 40,000 shares held in trust for family members and as to which beneficial ownership is disclaimed.

     (5) Includes 21,600 shares which Mr. Brown has a right to acquire within 60 days pursuant to stock options.

     (6) Includes 133,360 shares which may be acquired by members of the group within 60 days pursuant to stock options.


                (2) RATIFICATION OF APPOINTMENT OF INDEPENDENT
                         CERTIFIED PUBLIC ACCOUNTANTS

      The Board of Directors, upon the recommendation of the Audit Committee, has appointed Ernst & Young LLP as the firm of independent certified public accountants to audit the books and accounts of the Company and its consolidated subsidiaries for 1997.

      THE COMPANY RECOMMENDS THAT SHAREHOLDERS APPROVE PROPOSAL 2, RATIFICATION OF APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS. APPROVAL OF THE PROPOSAL REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF THE COMPANY'S COMMON STOCK PRESENT AT THE MEETING, IN PERSON OR BY PROXY, AND ENTITLED TO VOTE. UNDER APPLICABLE DELAWARE LAW, IN DETERMINING WHETHER THE PROPOSAL HAS RECEIVED THE REQUISITE NUMBER OF AFFIRMATIVE VOTES, ABSTENTIONS AND BROKER NON-VOTES WILL BE COUNTED AND WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL.

      A representative of Ernst & Young LLP, expected to be present at the Company's Annual Meeting, will have an opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions by shareholders. Although shareholder ratification of the Board's selection of the Company's independent certified public accountants is not legally required, management and the Board feel the shareholders should have this right. In the event a majority of votes cast are not voted in favor of Ernst & Young LLP, the Board of Directors will consider selecting another accounting firm.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL

          (3) PROPOSAL TO RATIFY AND ADOPT THE COLEMAN COMPANY, INC.
                       EXECUTIVE ANNUAL INCENTIVE PLAN

      The Incentive Plan was adopted by the Company's Board of Directors, subject to approval of the Company's stockholders. The Incentive Plan is intended to serve as a qualified performance-based compensation program under Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code").

      Section 162(m) limits the deductibility of certain compensation in excess of $1 million per year paid by a publicly traded corporation to the following individuals who are employed as of the end of the corporation's tax year: the chief executive officer and the four other executive officers named in the summary compensation table of the corporation's proxy statement ("Covered Employees"). Compensation that qualifies as "performance-based" compensation is, however, exempt from the $1 million deductibility limitation. In order for compensation granted pursuant to the Incentive Plan to qualify for this exemption, among other things, the material terms under which the compensation is to be paid must be disclosed to and approved by stockholders in a separate vote prior to payment, and the compensation must be paid solely on account of the attainment of pre-established, objective performance goals.

      The Board of Directors believes that adoption of the Incentive Plan is necessary to meet the Company's objectives of securing, motivating and retaining officers and other employees of the Company and its subsidiaries. The principal features of the Incentive Plan are described below. The description of the Incentive Plan set forth herein is qualified in its entirety by reference to the text of the Incentive Plan as set forth in Exhibit A.

                    THE BOARD OF DIRECTORS RECOMMENDS
                        A VOTE FOR THIS PROPOSAL.

DESCRIPTION OF THE PRINCIPAL FEATURES OF THE INCENTIVE PLAN

      Purpose. The purpose of the Incentive Plan is to encourage behaviors among Incentive Plan participants that create superior financial performance and to strengthen the commonality of interests between such participants and owners in creating superior shareholder value. An additional purpose of the Incentive Plan is to serve as a qualified performance-based compensation program under Section 162(m), in order to preserve the Company's tax deduction for compensation paid under the Incentive Plan to Covered Employees.

      Administration. The Incentive Plan is administered by the Management Compensation and Stock Option Committee of the Board (the "Committee"), which consists solely of "outside directors" within the meaning of Section 162(m).

      Eligibility. The Incentive Plan provides that any regular associate who is selected by the Committee is eligible to participate in the Incentive Plan for such plan year.

      Performance Goal Attainment Required for Award Payment. The
Incentive Plan provides for the payment of annual awards to participants if, and only to the extent that, performance goals established by the Committee are met.

      Performance Goals. The Committee is to establish performance goals expressed in terms of the achievement of any of one or more of the following performance measures: revenue; net sales; operating income; earnings before all or any of interest, taxes, depreciation and/or amortization ("EBIT", "EBITA" or "EBITDA"); cash flow; working capital and components thereof; return on equity; return on assets; market share; sales (net or gross) measured by product line, territory, customer(s), or other category; earnings per share; earnings from continuing operations; net worth; levels of expense, cost or liability by category, operating unit or any other delineation; or any increase or decrease of one or more of the foregoing over a specified period. Such performance goals may relate to the performance of the Company, a business unit, product line, territory or any combination thereof. With respect to participants who are not executive officers, performance goals may also include such objective or subjective performance goals as the Committee may, from time to time, establish. Performance goals may include a threshold level of performance below which no award payment will be made and levels of performance at which specified percentages of the target award will be paid, and may also include a maximum level of performance above which no additional award will be paid. The performance measure or measures and the performance goals established by the Committee with respect thereto may be different with respect to different plan years and different goals may be applicable to different divisions or other operational segments.

      Awards. A participant's award for each year will be paid in cash.

      Termination of Employment. Unless the Committee otherwise determines, a participant will receive the annual award only if the participant is employed by the Company on the last day of the Company's fiscal year. If a participant is terminated by the Company for gross misconduct prior to the date on which the payment of awards is made, the participant will forfeit all claims to unpaid amounts earned or otherwise due under the Incentive Plan.

      Limitation of Committee's Discretion. The amount of the award payable to a Covered Employee upon attainment of a performance goal cannot be increased by the Committee at its discretion and cannot exceed $2,000,000 in any fiscal year.

      Committee Certification of Performance Goal Attainment. Before any awards for a particular year can be paid to Covered Employees, the Committee must certify the extent to which performance goals and any other material terms were satisfied.

      Amendments to or Discontinuance of Incentive Plan. The Board or the Committee may from time to time amend, suspend or discontinue the Incentive Plan; provided, however, that no amendment that requires stockholder approval in order for the Incentive Plan to continue to comply with Section 162(m) will be effective unless it receives the requisite stockholder approval. No amendment shall, however, affect adversely any of the rights of any participant under any award following the end of the applicable performance period.

      Benefits under the Plan. Inasmuch as benefits under the Incentive Plan will be determined by the Committee and performance goal criteria may vary from year to year and from participant to participant, benefits to be paid under the Incentive Plan are not determinable at this time.

      THE COMPANY RECOMMENDS THAT SHAREHOLDERS APPROVE PROPOSAL 3, PROPOSAL TO RATIFY AND ADOPT THE COLEMAN COMPANY, INC. EXECUTIVE ANNUAL INCENTIVE PLAN. APPROVAL OF THE PROPOSAL REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF THE COMPANY'S COMMON STOCK PRESENT AT THE MEETING, IN PERSON OR BY PROXY, AND ENTITLED TO VOTE. UNDER APPLICABLE DELAWARE LAW, IN DETERMINING WHETHER THE PROPOSAL HAS RECEIVED THE REQUISITE NUMBER OF AFFIRMATIVE VOTES, ABSTENTIONS AND BROKER NON-VOTES WILL BE COUNTED AND WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL.



                  (4) PROPOSAL TO ADOPT AN AMENDMENT TO
             THE COLEMAN COMPANY, INC. 1993 STOCK OPTION PLAN

      The Board of Directors has previously adopted and the shareholders have previously approved The Coleman Company, Inc. 1993 Stock Option Plan (the "Option Plan"). The Option Plan is intended to qualify for the performance-based exclusion from the deduction limitation of Section 162(m). One requirement of such exclusion is that an option plan contain, and stockholders approve, a maximum number of shares with respect to which options and stock appreciation rights may be granted to any employee. The Option Plan has heretofore complied with this requirement by virtue of the special transition relief provided under the regulations issued under Section 162(m) for previously approved plans. Inasmuch as this relief expires as of the date of the 1997 Annual Meeting of Shareholders, the Option Plan has been amended (the "Amendment"), subject to stockholder approval, to provide that no employee may be granted stock options or stock appreciation rights during any fiscal year covering more than 200,000 shares of Common Stock.

      The Board of Directors believes that the adoption of the Amendment to the Option Plan is necessary to preserve the qualification of the Option Plan for the performance- based exclusion under Section 162(m) and to meet the Company's objectives of securing, motivating and retaining officers and other employees of the Company and its subsidiaries.

                    THE BOARD OF DIRECTORS RECOMMENDS
                        A VOTE FOR THIS PROPOSAL.

      Material terms of the Option Plan are outlined below. This description is qualified in its entirety by reference to the text of the Option Plan, as amended hereby, set forth in Exhibit B hereto.

      Awards. Stock options granted under the Option Plan may be either "incentive stock options," as such term is defined in Section 422 of the Code, or nonqualified stock options. Stock appreciation rights ("Rights") may be granted under the Option Plan either in tandem with stock options or on a freestanding basis. A total of 1,700,000 shares are reserved for issuance under the Option Plan. To date, options covering 1,624,450 shares have been granted under the Option Plan.

      Administration. The Option Plan will be administered by the Management Compensation and Stock Option Committee of the Board of Directors (the "Committee"). The Committee shall have full authority, subject to the provisions of the Option Plan, among other things, to determine the persons to whom stock options or Rights will be granted (each an "Optionee"), to determine the exercise price of the stock options and to prescribe, amend and rescind rules and regulations relating to the Option Plan.

      Eligibility. Options and Rights may be granted, in the Committee's discretion, to key employees (including, without limitation, officers and directors who are employees) of the Company or its present or future Affiliate Corporations (as defined in the Option Plan). Incentive stock options can be granted only to individuals who are employees of the Company, a Parent Corporation (as defined in the Option Plan), or a Subsidiary Corporation (as defined in the Option Plan).

      Maximum Number of Shares. The maximum aggregate number of shares with respect to which stock options or Rights may be granted to an Optionee in any calendar year is 200,000.

      Options. The exercise price per share shall be set by the Committee. With respect to an incentive stock option such exercise price shall be no less than 100% of the closing price of a share of Common Stock on the day prior to the date of grant. The date of grant is deemed to be the date of the resolution of the Committee authorizing such option grant. The exercise price of an option may be paid at the time of the exercise in cash, shares of Company Common Stock or a combination thereof. Stock options shall be exercisable at the times and upon the conditions that the Committee may determine. The exercise period shall be determined by the Committee; provided, however, that in the case of an incentive stock option, such exercise period shall not exceed ten (10) years from the date of grant of such incentive stock option.

      Rights. Stock appreciation rights may be granted alone or in tandem with stock options. A stock appreciation right is a right to be paid an amount determined by the Committee but not more than the excess of the fair market value of a share of Common Stock on the date the stock appreciation right is exercised over either the fair market value of a share of Common Stock on the date of grant (in case of a freestanding stock appreciation right) or the exercise price of the related stock option (in case of a tandem stock appreciation right), with form of payment (cash or shares of Common Stock) to be determined by the Committee.

      Termination of Employment. In the event that the employment of an Optionee shall terminate (other than by reason of death, disability or retirement), all of the Optionee's stock options and Rights that are not exercisable at the time of such termination shall be immediately forfeited and the stock options and Rights that are exercisable at the time of such termination may be exercised for a period of three months immediately following such termination and shall terminate thereafter. If the Optionee's employment terminates by reason of death, disability or retirement (or if the Optionee dies within three months of termination of employment), then all stock options and Rights then held by such Optionee (whether or not then exercisable) may be exercised by the Optionee (or by the Optionee's estate or by a person whom the right to exercise the award had passed) for a period of one year immediately following the date of such death, disability or retirement and shall terminate thereafter.

      Effects of Changes. If the number of shares of Common Stock outstanding is increased due to stock dividends, stock splits, or combinations or exchanges of such shares, the number of shares of Common Stock and prices related to outstanding options will automatically be adjusted; if the par value is changed with respect to all shares authorized, the shares resulting from the par value change will be deemed to be Common Stock; adjustments to stock under options must be made by the Committee, and such changes to any incentive stock options shall be made in such a manner that the option continues to qualify as an incentive option under the meaning of Section 422 of the Code.

      Transferability. Stock options and Rights granted under the Option Plan shall not be transferable otherwise than by will or by the laws of descent and distribution.

      Amendment and Termination. The Option Plan may, at any time and from time to time, be altered, amended, suspended, or terminated by the Board of Directors. In addition, no amendment may be made which adversely affects any of the rights of an Optionee under any stock option or Right theretofore granted, without such Optionee's consent.

      New Plan Benefits. The benefits to be derived from the Option Plan to the eligible participating individuals and groups cannot be estimated, as grants will be made in the sole discretion of the Committee, based on a variety of factors.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF AWARDS

      The following discussion is a brief summary of the principal United States Federal income tax consequences under current Federal income tax laws relating to awards under the Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

      Nonqualified Stock Options. An Optionee will not recognize any taxable income upon the grant of a nonqualified stock option and the Company will not be entitled to a tax deduction with respect to the grant of a nonqualified stock option. Upon exercise, the excess of the fair market value of a share of Common Stock on the exercise date over the option exercise price will be taxable as ordinary income to the Optionee and will be subject to applicable withholding taxes. The Company will generally be entitled to a tax deduction at such time in the amount of such ordinary income.

      In the event of a sale of a share of Common Stock received upon the exercise of a nonqualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term capital gain or loss if the holding period for such Common Stock is more than one year.

      Incentive Stock Options. An Optionee will not recognize any taxable income at the time of grant or timely exercise of an incentive stock option and the Company will not be entitled to a tax deduction with respect to such grant or exercise. Exercise of an incentive stock option may, however, give rise to taxable compensation income subject to applicable withholding taxes, and a tax deduction to the Company, if the incentive stock option is not exercised on a timely basis (generally, while the optionee is employed by the Company or within 90 days after termination of employment) or if the Optionee subsequently engages in a "disqualifying disposition," as described below. The amount by which the fair market value of the Common Stock on the exercise date of an incentive stock option exceeds the exercise price generally will increase the optionee's "alternative minimum taxable income."

      A sale or exchange by an Optionee of shares acquired upon the exercise of an incentive stock option more than one year after the transfer of the shares to such Optionee and more than two years after the date of grant will result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain (or loss) to the Optionee. If such sale or exchange takes place within two years after the date of grant of the incentive stock option or within one year from the date of transfer of the incentive stock option shares to the Optionee, such sale or exchange will generally constitute a "disqualifying disposition" of such shares that will have the following results: any excess of (i) the lesser of (a) the fair market value of the shares at the time of exercise, and (b) the amount realized on such disqualifying disposition of the shares over (ii) the option exercise price of such shares will be ordinary income to the Optionee, subject to applicable withholding taxes, and the Company will be entitled to a tax deduction in the amount of such income. Any further gain or loss after the date of exercise generally will qualify as capital gain or loss and will not result in any deduction by the Company.

      Exercise with Shares. If an Optionee uses previously acquired shares of Common Stock to pay the exercise price of an option, the Optionee would not ordinarily recognize any taxable income to the extent that the number of new shares of Common Stock received upon exercise of the option does not exceed the number of previously acquired shares so used. If non-recognition treatment applies to the payment for option shares with previously acquired shares, the tax basis of the option shares received without recognition of taxable income is the same as the basis of the shares surrendered as payment. In the case of an incentive stock option, if a greater number of shares of Common Stock is received upon exercise than the number of shares surrendered in payment of the option price, such excess shares will have a zero basis in the hands of the holder. Where a nonqualified stock option is being exercised, the option holder will be required to include in gross income (and the Company will be entitled to deduct) an amount equal to the fair market value of the additional shares on the date the option is exercised less any cash paid for the shares. Moreover, if the stock previously acquired by exercise of an incentive stock option is transferred in connection with the exercise of another option whether or not an incentive stock option, and if, at the time of such transfer, the stock so transferred has not been held for the holding period required in order to receive favorable treatment under the rules governing incentive stock option, then such transfer will be treated as a disqualifying disposition of the shares so transferred.

      Stock Appreciation Rights. The grant of stock appreciation rights has no federal income tax consequences at the time of grant. Upon the exercise of stock appreciation rights, the amount received is generally taxable as ordinary income, and the Company is entitled to a corresponding deduction.

THE COMPANY RECOMMENDS THAT SHAREHOLDERS APPROVE PROPOSAL 4, PROPOSAL
TO ADOPT AN AMENDMENT TO THE COLEMAN COMPANY, INC. 1993 STOCK
OPTION PLAN. APPROVAL OF THE PROPOSAL REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF THE COMPANY'S COMMON STOCK PRESENT AT THE MEETING, IN PERSON OR BY PROXY, AND ENTITLED TO VOTE. UNDER APPLICABLE DELAWARE LAW, IN DETERMINING WHETHER THE PROPOSAL HAS RECEIVED THE REQUISITE NUMBER OF AFFIRMATIVE VOTES, ABSTENTIONS AND BROKER NON-VOTES WILL BE COUNTED AND WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL.

              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      RELATIONSHIP WITH MACANDREWS & FORBES. Ronald O. Perelman, through MacAndrews & Forbes, beneficially owns indirectly approximately 83% of the Company's Common Stock. Due to its stock ownership, MacAndrews & Forbes controls the Company and is able to elect the entire board of directors.

      MacAndrews & Forbes is a diversified holding company with interests in several industries. Through its 83% ownership of Revlon, MacAndrews & Forbes is engaged in the cosmetics and skin care, fragrance and personal care products business. MacAndrews & Forbes owns 65% of Meridian, a manufacturer and marketer of specialized boats and water sports equipment. Marvel, a youth entertainment company, is 80% owned by MacAndrews & Forbes. Through its 85% ownership of Mafco Consolidated, MacAndrews & Forbes is engaged in the manufacture and distribution of cigars and pipe tobacco, and through Mafco Consolidated's 36% ownership of Power Control, MacAndrews & Forbes is in the business of processing licorice and other flavors. MacAndrews & Forbes is also in the financial services business through California Federal Bank, a Federal Savings Bank. The principal executive offices of MacAndrews & Forbes are located at 35 East 62nd Street, New York, New York 10021.

      CROSS-INDEMNIFICATION AGREEMENT. The Company and New Coleman Holdings Inc. ("Holdings") are parties to a cross-indemnification agreement (the "Cross-Indemnification Agreement"), pursuant to which the Company has agreed to indemnify Holdings against all liabilities related to the outdoor products business transferred to the Company, and Holdings has agreed to indemnify the Company and its immediate corporate parent against all liabilities of Holdings other than liabilities related to the outdoor products business transferred to the Company. The liabilities that the Company will indemnify Holdings against include (i) asserted and potential product liability claims arising out of products manufactured or sold by the outdoor products business, and (ii) asserted and potential environmental claims and liabilities related to facilities currently or formerly owned or used by the outdoor products business.

      TAX SHARING AGREEMENT. The Company is included in the consolidated tax group of which Mafco is the common parent and the Company's tax liability will be included in the consolidated Federal income tax liability of Mafco. The Company is also included in certain state and local tax returns of Mafco or its affiliates. The Company participates in a Tax Sharing Agreement (the "Tax Sharing Agreement") pursuant to which it pays to Coleman Worldwide amounts equal to the taxes that the Company would otherwise have to pay if it were to file separate Federal, state or local income tax returns (including any amounts determined to be due as a result of a redetermination of the tax liability of Mafco arising from an audit or otherwise). Under Federal law, the Company is subject to liability for the consolidated Federal income tax liabilities of the consolidated group of which Mafco is the common parent, for any taxable period during which the Company or a subsidiary is a member of that consolidated group. Mafco has agreed, however, to indemnify the Company for such Federal income tax liability (and certain state and local tax liabilities) of Mafco or any of its subsidiaries that the Company is actually required to pay. Because the payments to be made by the Company under the Tax Sharing Agreement are determined by the amount of taxes that the Company would otherwise have to pay if it were to file separate Federal, state or local income tax returns, the Tax Sharing Agreement will benefit Mafco to the extent that Mafco can offset the taxable income generated by the Company against losses and tax credits generated by Mafco and its other subsidiaries.

      INTERNATIONAL SALES ARRANGEMENTS. The Company purchases products from certain affiliates which it resells in international markets. These products are purchased at negotiated prices that reflect what the Company believes is a reasonable allocation between the Company and the affiliates of the gross margins on these products.

      SALE OF AN INACTIVE SUBSIDIARY. During the fourth quarter of 1996, the Company and a subsidiary sold an inactive subsidiary to an affiliate for approximately $3.0 million. The affiliate expects to realize certain tax benefits in future years.

      INSURANCE PROGRAMS. The Company participates in certain of Holdings' insurance programs, including health and life insurance, workers compensation, and liability insurance. The Company's expense represents its expected costs for self-insured retentions and premiums for excess coverage insurance. The expense was $13.9 million for the year ended December 31, 1996.

      PENSION PLANS. Holdings maintains pension and other retirement plans in various forms covering employees of the Company who meet eligibility requirements. Holdings also has an unfunded excess benefit plan covering certain of the Company's U.S. employees whose benefits under the plans described above are limited by provisions of the Internal Revenue Code. The Company pays to Holdings its allocable costs of maintaining such plans for the Company's employees.

      OTHER ARRANGEMENTS. At the beginning of 1995, Mr. McEvoy, an Executive Vice President of the Company, had a noninterest-bearing loan from the Company in the amount of $63,333. At the end of 1996, the principal balance of the loan was $21,111.

      During 1996, a subsidiary of the Company paid approximately $250,000 for office and warehouse space leased from a real estate partnership in which Mr. Goldman, an Executive Vice President of the Company, and three other immediate family members of Mr. Goldman's are partners. A manufacturing business owned by Mr. Goldman's father contracted with the Company's subsidiary for the manufacture of goods sold to the subsidiary, for which the subsidiary paid approximately $1.7 million during 1996. Approximately 6% of the subsidiary's product units sold during 1996 were produced by Mr. Goldman's father's company. Pursuant to the agreement by which the Company acquired the Eastpak business, Mr. Goldman is entitled to certain additional payments from the Company upon Eastpak achieving certain operating targets. In accordance with such agreement, Mr. Goldman was paid $5.5 million in 1996.

         SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      In connection with the conversion by the holders thereof of certain Coleman Worldwide Corporation Liquid Yield Option NotesTM ("LYONS") to Coleman Common Stock during 1996, the report under Section 16 on behalf of Mr. Perelman was filed on a Form 5 in February 1997.

                 INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      Representatives of Ernst & Young LLP, the Company's independent certified public accountants, may be present at the Annual Meeting, and will have the opportunity to make statements if they desire to do so, and respond to appropriate questions.

                          SHAREHOLDER PROPOSALS

      Shareholders desiring to submit a proposal for inclusion in the Company's Proxy Statement and form of proxy relating to the 1998 Annual Meeting of Shareholders must advise the Secretary of the Company of such proposal in writing by December 1, 1997.

                              OTHER BUSINESS

      The only business to come before the meeting of which management is aware is set forth in this Proxy Statement. If any other business is presented for action, it is intended that discretionary authority to vote the proxies shall be exercised in respect thereof.

                          ADDITIONAL INFORMATION

      Any shareholder wishing to receive, without charge, a copy of The Coleman Company, Inc.'s 1996 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, should write to Corporate Secretary, The Coleman Company, Inc., 1767 Denver West Boulevard, P.O. Box 4091, Golden, Colorado 80401.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.



                                   Exhibit A

                           THE COLEMAN COMPANY, INC.
                        EXECUTIVE ANNUAL INCENTIVE PLAN

1.  Purpose.

      The purpose of The Coleman Company, Inc. Executive Annual Incentive Plan is to encourage behaviors that create superior financial performance and to strengthen the commonality of interests between Plan Participants and owners in creating superior shareholder value.

2.  Definitions.

      The following terms, as used herein, shall have the following meanings:

 (a) "Award" shall mean an annual incentive compensation award, granted pursuant to the Plan, which is contingent upon the attainment of Performance Factors with respect to a Performance Period.

 (b)   "Board" shall mean the Board of Directors of the Company.

 (c)   "Code" shall mean the Internal Revenue Code of 1986, as amended.

 (d) "Committee" shall mean the Committee of the Board appointed to administer the Plan in accordance with Section 3.

 (e) "Company" shall mean, collectively, the Coleman Company, Inc. and its subsidiaries.

 (f) "Covered Employee" shall have the meaning set forth in Section 162(m)(3) of the Code.

 (g) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

 (h) "Executive Officer" shall mean an officer of the Company who is an "executive officer" within the meaning of Rule 3b-7 promulgated under the Exchange Act.

 (i) "Participant" shall mean an officer, employee or other associate of the Company who is, pursuant to Section 4 of the Plan, selected to participate herein.

 (j) "Performance Factors" shall mean the criteria and objectives, determined by the Committee, which must be met during the applicable Performance Period as a condition of the Participant's receipt of payment with respect to an Award. Performance Factors may include any or all of the following: revenue; net sales; operating income; earnings before all or any of interest, taxes, depreciation and/or amortization ("EBIT", "EBITA" or "EBITDA"); cash flow; working capital and components thereof; return on equity; return on assets; market share; sales (net or gross) measured by product line, territory, customer(s), or other category; earnings per share; earnings from continuing operations; net worth; levels of expense, cost or liability by category, operating unit or any other delineation; or any increase or decrease of one or more of the foregoing over a specified period. Such Performance Factors may relate to the performance of the Company, a business unit, product line, territory, or any combination thereof. With respect to Participants who are not Executive Officers, Performance Factors may also include such objective or subjective performance goals as the Committee may, from time to time, establish. Subject to Section 5(c) hereof, the Committee shall have the sole discretion to determine whether, or to what extent, Performance Factors are achieved.

 (k)   "Performance Period" shall mean the Company's fiscal year.

 (l)   "Plan" shall mean The Coleman Company, Inc. Executive Annual Incentive
       Plan.

3.  Administration.

      The Plan shall be administered by the Management Compensation and Stock Option Committee of the Board of Directors. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the terms, conditions, restrictions and performance criteria, including Performance Factors, relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, canceled, forfeited, or surrendered; to make adjustments in the Performance Factors in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Awards; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

      The Committee shall consist of two or more persons each of whom shall be an "outside director" within the meaning of Section 162(m) of the Code. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company and the Participant (or any person claiming any rights under the Plan from or through any Participant).

      No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

4.  Eligibility.

    Awards may be granted to Participants in the sole discretion of the Committee. Subject to Section 5(b) below, in determining the persons to whom Awards shall be granted and the Performance Factors relating to each Award, the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

5.  Terms of Awards.

      Awards granted pursuant to the Plan shall be communicated to Participants in such form as the Committee shall from time to time approve and the terms and conditions of such Awards shall be set forth therein.

      (a) In General. The Committee shall specify with respect to a Performance Period the Performance Factors applicable to each Award. Performance Factors may include a level of performance below which no payment shall be made and levels of performance at which specified percentages of the Award shall be paid as well as a maximum level of performance above which no additional award will be paid. Unless otherwise provided by the Committee in connection with specified terminations of employment, payment in respect of Awards shall be made only if and to the extent the Performance Factors with respect to such Performance Period are attained.

      (b) Special Provisions Regarding Awards. Notwithstanding anything to the contrary contained in this Section 5, in no event shall payment in respect of Awards granted for a Performance Period be made to a Participant in an amount that exceeds $2,000,000 (two million) and in no event may the Committee increase at its discretion the amount of an Award payable to a Covered Employee upon attainment of the specified Performance Factors.

      (c) Time and Form of Payment. Unless otherwise determined by the Committee, all payments in respect of Awards granted under this Plan shall be made, in cash, within a reasonable period after the end of the Performance Period. In the case of Participants who are Covered Employees, unless otherwise determined by the Committee, such payments shall be made only after achievement of the Performance Factors has been certified by the Committee.

6.  General Provisions.

      (a) Compliance with Legal Requirements. The Plan and the granting and payment of Awards, and the other obligations of the Company under the Plan shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

      (b) Nontransferability. Awards shall not be transferable by a Participant except upon the Participant's death following the end of the Performance Period but prior to the date payment is made, in which case the Award shall be transferable by will or the laws of descent and distribution.

      (c) No Right To Continued Employment. Nothing in the Plan or in any Award granted pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the Company to terminate such Participant's employment.

      (d) Withholding Taxes. Where a Participant or other person is entitled to receive a payment pursuant to an Award hereunder, the Company shall have the right to require the Participant or such other person to pay to the Company the amount of any taxes that the Company may be required to withhold before delivery to such Participant or other person of such payment.

      (e) Amendment, Termination and Duration of the Plan. The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided that, no amendment that requires shareholder approval in order for the Plan to continue to comply with Code Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the shareholders of the Company. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant under any Award following the end of the Performance Period to which such Award relates.

      (f) Participant Rights. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants.

      (g) Termination of Employment. Unless otherwise provided by the Committee in connection with specified terminations of employment, if a Participant's employment terminates for any reason prior to the end of a Performance Period, no Award shall be payable to such Participant for that Performance Period. A Participant who is terminated for gross misconduct after the end of the Performance Period shall forfeit participation in the Plan, and no Award shall be payable to such a Participant.

      (h) Unfunded Status of Awards. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

      (i) Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

      (j) Effective Date. The Plan shall take effect upon its adoption by the Board; provided, however, that the Plan shall be subject to the requisite approval of the shareholders of the Company in order to comply with Section 162(m) of the Code. In the absence of such approval, the Plan (and any Awards made pursuant to the Plan prior to the date of such approval) shall be null and void.

      (k) Beneficiary. A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant and an Award is payable to the Participant's beneficiary pursuant to Section 6(b), the executor or administrator of the Participant's estate shall be deemed to be the grantee's beneficiary.

      (l) Interpretation. The Plan is designed and intended to comply, to the extent applicable, with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply.



                                Exhibit B

                                                             FOR STOCK OPTIONS
                                                         GRANTED AFTER 7/22/93

                        THE COLEMAN COMPANY, INC.
                          1993 STOCK OPTION PLAN

1.  Purpose.

      This 1993 Stock Option Plan ("Plan") is intended to encourage stock ownership by employees of The Coleman Company, Inc. (the "Company") and employees of Affiliated Corporations (as defined in Section 2(a) hereof), so that they may acquire or increase their proprietary interest in the Company, and to encourage such employees to remain in the employ of the Company and to put forth maximum efforts for the success of the business. It is further intended that options granted by the Committee (as defined herein) pursuant to Section 6 of this Plan shall constitute "incentive stock options" ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder (the "Code"), and options granted by the Committee pursuant to Section 7 of this Plan shall constitute "nonqualified stock options" ("Nonqualified Stock Options"). Options granted under the Plan ("Options") may be accompanied by stock appreciation rights ("Rights"), as hereinafter set forth. Rights may also be granted alone.

2.  Definitions.

      As used in this Plan, the following words and phrases shall have the meanings indicated:

      (a) "Affiliate Corporation" or "Affiliate" shall mean any corporation, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company.

      (b) "Disability" shall mean an inability of an Optionee (as defined herein) to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve months.

      (c) "Fair Market Value" per share as of a particular date shall mean (i) the closing sales price per share of Common Stock (as defined herein) on a national securities exchange on the date on which a resolution is adopted to expressly grant an Option, or (ii) if the shares of Common Stock are then traded on an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market for the last preceding date on which there was a sale of such common Stock in such market, or (iii) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee in its discretion may determine.

      (d) "Parent Corporation" shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of granting an Option, each of such corporations (other than the Company) owns stock possessing fifty percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

      (e) "Subsidiary Corporation" shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting an Option, each of such corporations other than the last corporation in an unbroken chain owns stock possessing fifty percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

      (f) "Ten Percent Stockholder" shall mean an Optionee who, at the time an Incentive Stock Option is granted, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of its Parent Corporations or Subsidiary Corporations.

3.  Administration.

      The Plan shall be administered by the Management Compensation and Stock Option Committee (the "Committee"), consisting of at least two members of the Board of Directors of the Company (the "Board"), none of whom is or shall have been for at least one year prior to such appointment granted or awarded equity securities pursuant to the Plan or any other plan of the Company or any of its Affiliates entitling the participants therein to acquire stock, stock options or stock appreciation rights of the Company or any of its Affiliates.

      The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Options; to determine which Options shall constitute Incentive Stock Options and which Options shall constitute Nonqualified Stock Options; to determine which Options (if any) shall be accompanied by Rights; to determine the purchase price of the shares of Common Stock covered by each Option (the "Option Price"); to determine the persons to whom, and the time or times at which, Options shall be granted; to determine the number of shares to be covered by each Option; to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions relating to the Plan; to determine the terms and provisions of the Option Agreements (which need not be identical) entered into in connection with Options granted under the Plan; and to make all other determinations deemed necessary or advisable for the administration of the Plan. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan.

      No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Option or Right granted hereunder.

4.  Eligibility.

      Options or Rights, or both, may be granted to key employees (including, without limitation, officers, and directors who are employees) of the Company or its present or future Affiliate Corporations, except that Incentive Stock Options shall be granted only to individuals who, on the date of such grant, are employees of the Company or a Parent Corporation or a Subsidiary Corporation. In determining the persons to whom Options and Rights shall be granted and the number of shares to be covered by each Option and any Rights, the Committee shall take into account the duties of the respective persons, their present and potential contributions to the success of the Company and such other factors as the Committee shall deem relevant in connection with accomplishing the purpose of the Plan. A person to whom an Option has been granted hereunder is sometimes referred to herein as an "Optionee."

      An Optionee shall be eligible to receive more than one grant of an Option during the term of the Plan, but only on the terms and subject to the restrictions hereinafter set forth.

5.  Stock.

      The stock subject to Options and Rights hereunder shall be shares of the Company's common stock, par value $0.01 per share ("common Stock"). Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or that may be reacquired by the Company. The aggregate number of shares of Common Stock as to which Options and Rights may be granted from time to time under the Plan shall not exceed 1,700,000. The limitation established by the preceding sentence shall be subject to adjustment as provided in Section 8(h) hereof.

      In the event that any outstanding Option under the Plan for any reason expires or is terminated without having been exercised in full or without having been surrendered in full in connection with the exercise of a Right, the shares of Common Stock allocable to the unexercised portion of such Option shall (unless the Plan shall have been terminated) become available for subsequent grants of Options and Rights under the Plan.

6.  Incentive Stock Options.

      Options granted pursuant to this Section 6 are intended to constitute Incentive Stock Options and shall be subject to the following special terms and conditions, in addition to the general terms and conditions specified in Section 8 hereof.

      (a) Value of Shares. The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the shares of Common stock with respect to which Options granted under this Plan and all other option plans of the Company, any Parent Corporation and any Subsidiary Corporation become exercisable for the first time by an Optionee during any calendar year shall not exceed $100,000.

      (b) Ten Percent Stockholder. In the case of an Incentive Stock Option granted to a Ten Percent Stockholder, (i) the Option Price shall not be less than one hundred ten percent of the Fair Market Value of a share of Common Stock of the Company on the date of grant of such Incentive Stock Option, and (ii) the exercise period shall not exceed five years from the date of grant of such Incentive Stock Options.

7.  Nonqualified Stock Options.

      Options granted pursuant to this Section 7 are intended to constitute Nonqualified Stock Options and shall be subject only to the general terms and conditions specified in Section 8 hereof.

8.  Terms and Conditions of Options.

      Each Option granted pursuant to the Plan shall be evidenced by a written Option Agreement between the company and the Optionee, which agreement shall comply with and be subject to the following terms and conditions:

      (a) Number of Shares. Each Option Agreement shall state the number of shares of Common Stock to which the Option relates. The maximum number of shares that can be granted to an Optionee in a particular calendar year is 200,000 shares.

      (b) Option Price. Each Option Agreement shall state the Option Price per share of Common Stock, which, in the case of Incentive Stock Options, shall be not less than one hundred percent of the Fair Market Value of a share of Common Stock of the Company on the date of grant of the Option. The Option Price shall be subject to adjustment as provided in Section 8(h) hereof. The date on which the Committee adopts a resolution expressly granting an Option shall be considered the day on which such Option is granted.

      (c) Medium and Time of Payment. The Option Price shall be paid in full, at the time of exercise, in cash or in shares of Common Stock having a Fair Market Value equal to such Option Price or in a combination of cash and such shares, and may be effected in whole or in part (i) with monies borrowed from the Company pursuant to repayment terms and conditions as shall be determined from time to time by the Committee, in its discretion, separately with respect to each exercise of Options and each Optionee; provided, however, that each such method and time for payment and each such borrowing and terms and conditions of security, if any, and repayment shall be permitted by and be in compliance with applicable law.

      (d) Term and Exercise of Options. Options shall be exercisable over the exercise period as and at the times and upon the conditions that the Committee may determine, as reflected in the Option Agreement; provided, however, that the Committee shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. The exercise period shall be determined by the Committee; provided, however, that in the case of an Incentive Stock Option, such exercise period shall not exceed ten years from the date of grant of such Incentive Stock Option. The exercise period shall be subject to earlier termination as provided in Section 8(e) and 8(f) hereof. An Option may be exercised, as to any or all full shares of Common Stock as to which the Option has become exercisable, by giving written notice of such exercise to the Committee; provided, however, that an Option may not be exercised at any time as to fewer than one hundred shares (or such number of shares as to which the Option is then exercisable if such number of shares is less than one hundred).

      (e) Termination of Employment. Except as provided in this Section 8(e) and in Section 8(f) hereof, an Option may not be exercised unless the Optionee is then in the employ of (1) the Company, (2) an Affiliate Corporation or (3) a corporation issuing or assuming the Option in a transaction to which Section 424(a) of the Code applies or a parent corporation or subsidiary corporation of the corporation described in this Clause 3, and unless the Optionee has the remained continuously so employed since the date of grant of the Option. In the event that the employment of an Optionee shall terminate (other than by reason of death, Disability or retirement), all Options of such Optionee that are exercisable at the time of such termination may, unless earlier terminated in accordance with their terms, be exercised within three months after such termination. Nothing in the Plan or in any Option or Right granted pursuant hereto shall confer upon an individual any right to continue in the employ of the Company or any of its Affiliate Corporations or interfere in any way with the right of the Company or any such Affiliate Corporation to terminate such employment at any time.

      (f) Death, disability or Retirement of Optionee. If an Optionee shall die while employed by the Company or an Affiliate Corporation, or within three months after the termination of such Optionee's employment, or if the Optionee's employment shall terminate by reason of Disability or retirement, all Options theretofore granted to such Optionee (to the extent otherwise exercisable) may, unless earlier terminated in accordance with their terms, be exercised by the Optionee or by the Optionee's estate or by a person who acquired the right to exercise such Option by bequest or inheritance or otherwise by reason of the death or Disability of the Optionee, at any time within one year after the date of death, Disability or retirement of the Optionee.

      (g) Nontransferability of Options. Options granted under the Plan shall not be transferable otherwise than by will or by the laws of descent and distribution, and Options may be exercised, during the lifetime of the Optionee, only by the Optionee or by his guardian or legal representative.

      (h) Effect of Certain Changes.

      (1) If there is any change in the number of shares of Common Stock through the declaration of stock dividends, or through recapitalization resulting in stock splits, or combinations or exchanges of such shares, the number of shares of Common Stock available for Options and Rights, the number of such shares covered by outstanding Options and Rights, and the price per share of such Options or the applicable market value of Rights, shall be proportionately adjusted by the Committee to reflect any increase or decrease in the number of issued shares of Common Stock; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.

      (2) In the event of a change in the Common Stock of the Company as presently constituted, which is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Common stock within the meaning of the Plan.

      (3) To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive, provided that each Incentive Stock Option granted pursuant to this Plan shall not be adjusted in a manner that causes such option to fail to continue to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code.

      (i) Rights as a Stockholder. An Optionee or a transferee of an Option shall have no rights as a stockholder with respect to any shares covered by the Option until the date of the issuance of a stock certificate to him for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 8(h) hereof.

      (j) Other Provisions. The Option Agreements authorized under the Plan shall contain such other provisions, including, without limitations,
(i) the granting of Rights, (ii) the imposition of restrictions upon the exercise of an Option, and (iii) in the case of an Incentive Stock Option, the inclusion of any condition not inconsistent with such Options qualifying as an Incentive Stock Option, as the Committee shall deem advisable.

9.  Stock Appreciation Rights.

      (a) Grant and Exercise. Rights may be granted either alone ("Free Standing Rights") or in conjunction with all or part of any Stock Option granted under the Plan ("Related Rights"). In the case of a Nonqualified Stock Option, Related Rights may be granted either at or after the time of the grant of such Stock Option. In the case of an Incentive Stock Option, Related Rights may be granted only at the time of the grant of the Incentive Stock Option.

      A Related Right or applicable portion thereof granted with respect to a given Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option, except that, unless otherwise provided by the Committee at the time of grant, a Related Right granted with respect to less than the full number of shares covered by a related Stock Option shall only be reduced if and to the extent that the number of shares covered by the exercise of termination of the related Stock Option exceeds the number of shares not covered by the Right.

      A Related Right may be exercised by an Optionee, in accordance with paragraph (b) of this Section 9, by surrendering the applicable portion of the related Stock Option. Upon such exercise and surrender, the Optionee shall be entitled to receive an amount determined in the manner prescribed in paragraph (b) of this Section 9. Stock Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been exercised.

      (b) Terms and Conditions. Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

      (1) Rights which are Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Sections 6, 7, 8 and this Section 9 of the Plan; provided, however, that any Related Right shall not be exercisable during the first six months of the term of the Related Right, except that this additional limitation shall not apply in the event of death or Disability of the Optionee prior to the expiration of the six-month period.

      (2) Upon the exercise of a Related Right, an Optionee shall be entitled to receive up to, but not more than, an amount in cash or shares of Common Stock equal in value to the excess of the Fair Market Value as of the date of exercise of one share of Common Stock over the option price per share specified in the related Option multiplied by the number of shares in respect of which the Related Right shall have been exercised, with the Committee having the right to determine the form of payment.

      (3) Related Rights shall be transferable only when and to the extent that the underlying Option would be transferable under paragraph (g) of Section 8 of the Plan.

      (4) Upon the exercise of a Related Right, the Option or part thereof to which such Related Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in
      Section 5 of the Plan on the number of shares of Common Stock to be issued under the Plan, but only to the extent of the number of shares issued under the Related Right.

      (5) [Not used]

      (6) Rights which are Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at or after grant; provided, however, that Free Standing Rights shall not be exercisable during the first six months of the term of the Free Standing Right, except that this limitation shall not apply in the event of death or Disability of the recipient of the Free Standing Right prior to the expiration of the six-month period.

      (7) The term of each Free Standing Right shall be fixed by the Committee, but no Free Standing Right shall be exercisable more than ten years after the date such right is granted.

      (8) Upon the exercise of a Free Standing Right, a recipient shall be entitled to receive up to, but not more than, an amount in cash or shares of Common Stock equal in value to the excess of the Fair Market Value as of the date of exercise of one share of Common Stock over the price per share specified in the Free Standing Right (which shall be no less than one hundred percent of the Fair Market Value of the Common Stock on the date of grant) multiplied by the number of shares in respect to which the Right is being exercised, with the Committee having the right to determine the form of payment.

      (9) No Free Standing Right shall be transferable by the recipient otherwise than by will or by the laws of descent and distribution, and all such Rights shall be exercisable, during the recipient's lifetime, only by the recipient or his legal guardian or legal representative.

      (10) In the event of the termination of employment of a recipient of a Free Standing Right, such Right shall be exercisable to the same extent that an Option would have been exercisable in the event of the termination of employment of an Optionee.

10. Agreement by Optionee Regarding Withholding Taxes.

      If the Committee shall so require, as a condition of exercise, each Optionee shall agree that

      (a) no later than the date of exercise of any Option or Right granted hereunder, the Optionee will pay to the Company or make arrangements satisfactory to the Committee regarding payment of any Federal, state or local taxes of any kind required by law to be withheld upon the exercise of such Option or Right; and

      (b) the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Optionee, Federal, state and local taxes of any kind required by law to be withheld upon the exercise of such Option or Right.

11. Term of Plan.

      Options and Rights may be granted pursuant to the Plan from time to time within a period of ten years from the date the Plan is adopted by the Board.

12. Amendment and Termination of the Plan.

      The Board at any time and from time to time may suspend, terminate, modify or amend the Plan. Except as provided in Section 8 hereof, no suspension, termination, modification or amendment of the Plan may adversely affect any Option or Right previously granted, unless the written consent of the Optionee is obtained.

13. Approval of Stockholders.

      The Plan shall take effect upon its adoption by the Board of Directors but shall be subject to the approval of the holders of a majority of the issued and outstanding shares of Common Stock of the Company, which approval must occur within twelve months after the date the Plan is adopted by the Board.

14. Effect of Headings.

      The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.



                         THE COLEMAN COMPANY, INC.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints Michael A. Zawalski and Barbara L. Allen and each of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote as designated on the reverse side, all shares of common stock of The Coleman Company, Inc. held of record by the undersigned on March 18, 1997 at the Annual Meeting of Shareholders to be held on May 13, 1997 or any adjournment thereof.

         THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE VOTE,
                 SIGN ON REVERSE SIDE AND RETURN PROMPTLY.


          Please mark your
     (X)  votes as in this
          example.

     1. Election of      FOR       WITHHELD
        Directors.       ( )         ( )

     For, except vote withheld from the following nominee(s):

     Nominees:
     Ronald O. Perelman
     Donald G. Drapkin
     Lawrence M. Jones
     Robert J. Lanigan
     Jerry W. Levin
     Robert S. Miller
     John A. Moran
     Bruce Slovin
     William H. Spoor

                                                  FOR  AGAINST ABSTAIN

          2. PROPOSAL to ratify the appointment   ( )       ( )  ( )
     of Ernst & Young LLP as the independent
     certified public accountants for the Company for 1997.

          3. PROPOSAL to ratify and adopt The     ( )       ( )  ( )
     Coleman Company, Inc. Executive Annual
     Incentive Plan.

          4. PROPOSAL to amend The Coleman        ( )       ( )  ( )
     Company, Inc. 1993 Stock Option Plan.

     In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES AND FOR
     PROPOSALS 2, 3 AND 4.

     PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE
     ENCLOSED ENVELOPE.

     SIGNATURES ____________________________________   DATE _______

     Note: When shares are held by joint tenants, both should sign. Executors, administrators, trustees, custodians, agents and corporate officers should add their titles.